REPORT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-27867 and 33-56671) of Diversified Corporate Resources, Inc. and Subsidiaries of our reports dated March 27, 2003 relating to the consolidated financial statements and financial statement schedule, which appear in this form 10-K.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
March 28, 2003